EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations

Rob Graham

Microtune, Inc.

972-673-1850

investor@microtune.com

MICROTUNE ANNOUNCES THIRD QUARTER 2003 RESULTS

Plano, TX, October 30, 2003 – Microtune®, Inc. (TUNE.PK), announced today financial results for its third quarter ended September 30, 2003.

FINANCIAL RESULTS SUMMARY

The Company’s net revenue and net loss for its third quarter ended September 30, 2003 were $9.0 million and $17.1 million, or $0.34 per share, respectively. Two customers represented 11% and 10% of the Company’s net revenues during the quarter, which also included royalty revenues of approximately $0.7 million. The Company’s net loss for the quarter included a charge of $5.1 million to write down inventories in excess of the Company’s current demand forecast, a charge of $0.5 million for non-cash stock option compensation, a charge of $0.6 million to write down idle manufacturing equipment, and a credit of $0.6 million associated with revised restructuring cost estimates.

The Company ended the quarter with cash and equivalents of $81.3 million, a $13.7 million decline from the immediately preceding quarter. The Company paid $4.4 million in insurance premiums, of which $4.0 million relates to future periods, and a previously accrued tax liability of $2.9 million during the quarter.

CONFERENCE CALL

The Company will hold a conference call and webcast on October 31, 2003 at 7:30 A.M. Central Time/8:30 A.M. Eastern Time to discuss its Q3 results and its outlook for the future.

Interested parties may listen to the conference call via the Internet by accessing Microtune’s website at www.microtune.com or by calling 1.773.756.4806 (passcode: 32764647). A replay will be available through November 7, 2003 by calling 1.402.998.1765 or on the Company’s website at www.microtune.com.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 28 U.S. patents for its technology, with approximately 50 applications pending approval that span its RF products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MICROTUNE FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally accompanied by words such as “plan”, “if”, “estimate”, “expect”, “believe”, “could”, “would”, “anticipate”, “may”, or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include the Company’s ability to introduce new products, forecast revenue and manage inventory levels, control and budget expenses, and successfully prosecute and defend the various lawsuits, any of which may cause the Company’s financial results to fluctuate. Readers are referred to the reports and documents filed by Microtune with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2002 and Form 10Q for the quarters ended March 31, 2003 and June 30, 2003.

-END-

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer, CableFree USB and VideoCaster are trademarks of Microtune, Inc. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

Copyright © 2003 Microtune, Inc. All rights reserved.

Microtune, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$81,262	$106,278
Accounts receivable, net	2,531	7,625
Inventories	5,482	11,852
Other current assets	5,770	2,008

Total current assets	95,045	127,763

Property and equipment, net	9,261	17,805
Intangible assets, net	7,502	10,599
Other assets and deferred charges	916	929

Total assets	$112,724	$157,096

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,066	$8,681
Accrued compensation	1,631	1,434
Accrued expenses	6,382	15,009

Total current liabilities	15,079	25,124

Other noncurrent liabilities	1,345	1,283
Commitments and contingencies

Stockholders’ Equity	96,300	130,689

Total liabilities and stockholders’ equity	$112,724	$157,096

Microtune, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002 (Restated)	2003	2002 (Restated)
Net revenue	$8,975	$13,543	$35,573	$53,841
Cost of revenue	10,549	8,311	30,036	33,591

Gross margin	(1,574)	5,232	5,537	20,250
Operating expenses:
Research and development:
Stock option compensation	375	2,575	2,057	7,729
Other	5,014	9,729	17,243	29,968

	5,389	12,304	19,300	37,697
Selling, general and administrative:
Stock option compensation	121	706	1,667	2,166
Other	9,510	5,906	23,687	16,136

	9,631	6,612	25,354	18,302
Restructuring	(478)	4,457	(378)	4,511
Amortization of intangible assets	1,047	2,691	3,183	8,078

Total operating expenses	15,589	26,064	47,459	68,588

Loss from operations	(17,163)	(20,832)	(41,922)	(48,338)
Other income (expense):
Interest income	492	712	1,085	2,322
Foreign currency gains (losses), net	(218)	(1,051)	1,106	(1,747)
Other	(127)	20	88	(51)

Loss before provision for income taxes	(17,016)	(21,151)	(39,643)	(47,814)
Income tax expense	125	386	370	784

Net loss	$(17,141)	$(21,537)	$(40,013)	$(48,598)

Basic and diluted loss per common share	$(0.34)	$(0.40)	$(0.80)	$(0.92)
Weighted-average shares used in computing basic and diluted loss per common share	50,505	53,415	50,149	52,919

Microtune, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2003	2002
		(Restated)
Operating activities:
Net loss	$(40,013)	$(48,597)
Adjustments to reconcile net loss to cash used in operating activities,
Depreciation	5,491	4,648
Amortization of intangible assets	3,183	8,078
Non-cash restructuring costs	564	3,262
Foreign currency (gains) losses, net	(1,106)	1,747
Amortization of deferred stock option compensation	3,724	9,895
Loss on sale of Philippine assets	672	—
Gain on sale of MHDC	(1,627)	—
Other non-cash charges	491	(132)
Changes in operating assets and liabilities:
Accounts receivable, net	5,094	(3,520)
Inventories	888	(7,757)
Other assets	1,143	147
Accounts payable	(1,326)	1,606
Accrued expenses	(6,512)	(1,548)
Other liabilities	246	—
Accrued compensation	468	64

Net cash used in operating activities	(28,620)	(32,107)
Investing activities:
Purchases of property and equipment	(533)	(3,966)
Sale of property and equipment	467	125
Proceeds from sale of Philippine manufacturing assets	2,697	—
Sale of MHDC	(934)	—
Loans receivable	(46)	(130)
Acquisition of intangible assets	(364)	(344)

Net cash provided by (used in) investing activities	1,287	(4,315)
Financing activities:
Proceeds from issuance of common stock	1,106	1,282
Repurchases of common stock	—	(1,033)
Loans receivable from stockholders	105	(194)
Other, net	—	(260)

Net cash provided by financing activities	1,211	(205)
Effect of foreign currency exchange rate changes on cash	1,106	(1,747)

Net decrease in cash and cash equivalents	(25,016)	(38,374)
Cash and cash equivalents at beginning of period	106,278	173,149

Cash and cash equivalents at end of period	$81,262	$134,775